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                                       PROSPECTUS
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                               CONTINENTAL AIRLINES, INC.



                           1994 Restricted Stock Grant Program
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     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933. The Prospectus relates to the issuance of 1,000,000 shares of the Class B common stock, par value $.01 per share (the "Common Stock"), of Continental Airlines, Inc., a Delaware corporation, pursuant to a special one-time restricted stock grant program (the "Restricted Stock Grant Program").

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ________________________________




                      The date of this Prospectus is July 8, 1994.


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                                   TABLE OF CONTENTS



AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

RESTRICTED STOCK GRANT PROGRAM . . . . . . . . . . . . . . . . . . . . . . .  4
     General Purpose; Eligibility. . . . . . . . . . . . . . . . . . . . . .  4
     Risk of Forfeiture; Vesting; Transferability. . . . . . . . . . . . . .  4
     Custody of Restricted Shares; Ownership Rights. . . . . . . . . . . . .  4
     Certain Terminations. . . . . . . . . . . . . . . . . . . . . . . . . .  5
     Reorganization of Company and Subsidiaries; Change in Control . . . . .  5
     Amendment and Termination . . . . . . . . . . . . . . . . . . . . . . .  6
     No Guarantee of Employment. . . . . . . . . . . . . . . . . . . . . . .  6
     Withholding of Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  6
     Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . .  6
     Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . .  7

LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

                                 AVAILABLE INFORMATION

     Continental Airlines, Inc. ("Continental" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company can be inspected and reproduced at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, Suite 1300, New York,
New York 10048; at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611; and at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company is the successor to Continental Airlines Holdings, Inc. ("Holdings"), which merged with and into the Company on April 27, 1993. Holdings had also been subject to the informational requirements of the Exchange Act.

     The Company will furnish without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document that constitutes a part of this Prospectus at the time of such request, and any or all of the information that has been incorporated by reference in this Prospectus (other than exhibits). Any request for such information should be directed to the Secretary of the Company, at the Company's headquarters: 2929 Allen Parkway, Houston, Texas 77019.

                                       THE COMPANY

     Continental Airlines, Inc., a Delaware corporation, is the issuer of the stock to be issued pursuant to the options granted under the Plan. The address of its executive offices is 2929 Allen Parkway, Houston, Texas 77019, and its phone number at that address is (713) 834-5000.

RESTRICTED STOCK GRANT PROGRAM

General Purpose; Eligibility

     The purpose of the Restricted Stock Grant Program (the "Program") is to make eligible employees stockholders and thereby to provide extra incentives for eligible employees to focus on improved performance that could increase the value of the Company's stock. As explained in the Company's April 7, 1994 letter to employees, the Program provides for a one-time grant of approximately one million shares ("Restricted Shares") of Class B common stock, $.01 par value per share of the Company (the "Common Stock"), approximately 4% of the ownership of the Company, to all full and part-time domestic employees of the Company, Continental Express, System One and Chelsea who were employed (as defined below) on both December 31, 1993 and March 4, 1994 at the Continental Manager, or its equivalent position, or below even if such persons are subsequently furloughed. One-half of the total Restricted Shares granted are allocated on an equivalent, fixed share basis to each participant with the remaining one-half to be allocated in direct relation to the percentage pay cut incurred by each participating employee.

Risk of Forfeiture; Vesting; Transferability

     The Restricted Shares will vest at a rate of 25% per year beginning January 2, 1995 and each January 2 thereafter until 1998 (each January 2 being hereinafter referred to as a "Vesting Date"). (No fractional shares will vest or be issued to any grantee under the Program; any such fractional shares will be carried forward and credited towards vesting in future periods.) Except as described under "-- Certain Terminations", a grantee must be employed by the Company or one of its subsidiaries as of each Vesting Date in order to receive custody of such grantee's Restricted Shares that will vest on that Vesting Date and a grantee who ceases to be employed by the Company or one of its subsidiaries will immediately forfeit all unvested Restricted Shares. No right under the Program, contingent or otherwise, other than with respect to Restricted Stock as to which restrictions have lapsed, shall be (i) assignable, saleable or otherwise transferable by grantees otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, (ii) subject to any debts, contracts, liabilities or torts of the grantee entitled to such right or
(iii) subject to any encumbrance, pledge or charge of any nature.

Custody of Restricted Shares; Ownership Rights

     Grantees are entitled to all voting and other ownership rights in the Restricted Shares as of the date of issuance of the Restricted Shares, but the Restricted Shares will be physically held in trust or in escrow until vested. A certificate for Restricted Shares will be delivered to grantees as soon as administratively practicable after January 2, 1998, subject to earlier delivery of a certificate for Restricted Shares that have theretofore become vested upon request by the grantee to the Company's stock transfer agent and subject to satisfaction of such requirements and payment of such administrative charges as the stock transfer agent may require. The Company's stock transfer agent is Society National Bank, Attention: Corporate Trust Re-org Department, 01-20-P1, P. O. Box 6477, Cleveland, Ohio.

    Until vested, Restricted Shares are not transferable in any manner. Any securities or other property (other than cash) distributed as dividends with respect to Restricted Shares or which holders of Common Stock become entitled to receive in respect of Common Stock shall be treated in the same manner and shall be subject to the same restrictions (including vesting requirements) as the underlying Restricted Shares on account of which such dividends are paid. Any cash dividends that the Company might pay on Common Stock would be distributed to holders of Restricted Shares whether or not vested.

Certain Terminations

     In the event of a grantee's death, complete and total disability, retirement or involuntary termination (except for gross misconduct, but including "early outs" not involving gross misconduct), prior to a Vesting Date, the remaining restrictions applicable to the Restricted Shares not theretofore vested will be deemed to terminate, all such Restricted Shares shall vest and be released from the trust or escrow under which they were held, and certificates therefor shall be deliverable to such grantee or to the person or persons to whom such grantee's rights to the Restricted Shares pass by will or by applicable laws or descent and distribution, as the case may be. In the event a grantee voluntarily terminates employment or in the event a grantee's employment is terminated involuntarily for gross misconduct, prior to a Vesting Date, all Restricted Shares not theretofore vested will be forfeited. Gross misconduct means such misconduct, dishonesty, disloyalty, disobedience or other action or inaction that might reasonably be expected to injure the Company or any of its subsidiaries or its or their business interests or reputation. Grantees shall be deemed to remain employed while on furlough or inactive status as determined by the employer, and despite any transfer between the Company and a subsidiary. The Company's determination in good faith regarding whether a termination of employment or gross misconduct has occurred shall be conclusive and determinative.

Reorganization of Company and Subsidiaries

     The existence of the Program does not affect the right or power of the Company or its stockholders or subsidiaries to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Adjustment of Shares

     In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events affecting the Restricted Shares ("Recapitalization Events"), all securities or other property (other than cash) that holders of Common Stock are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event shall be treated in the same manner and shall be subject to the same restrictions (including vesting requirements) as the underlying Restricted Shares.

Amendment and Termination

     The Company may not amend or terminate a grantee's rights to the Restricted Shares without such grantee's consent.

No Guarantee of Employment

     The Restricted Shares do not confer upon grantees any right with respect to continuance of employment or other service with the Company or any subsidiary, nor do they interfere in any way with the right the Company or any subsidiary would otherwise have to terminate a grantee's employment or other service at any time.

Withholding of Taxes

     As grantees vest in their shares of Common Stock (each year), the stock transfer agent will send them a Form 1099 containing important tax information regarding income to be reported for the relevant tax year. The Company shall have the right to (i) make deductions from the number of Restricted Shares otherwise deliverable to a grantee in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

Federal Income Tax Consequences

     The following is a brief summary of certain of the federal income tax consequences resulting from receipt of Restricted Shares based on federal income tax laws in effect on January 1, 1994. This summary is not intended to provide or supplement tax advice to individual grantees. The summary contains general statements based on current federal income tax statutes, regulations and currently available interpretations thereof and thus cannot encompass all factors which may affect the tax consequences to individual grantees. Grantees are advised to address specific inquiries to their personal tax advisors with respect to any tax questions that may arise in connection with the receipt or sale of the Restricted Shares, including any state or foreign tax consequences and the effect, if any, of gift, estate, and inheritance taxes.

     As a recipient of Restricted Shares, grantees generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares at such time as the shares are vested (i.e., no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code of 1986, as amended (the "Code")). However, if a grantee elects under Section 83(b) of the Code within 30 days of the date of transfer of the Restricted Shares, such grantee will have taxable ordinary income on the date of transfer of the shares equal to the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer). If a Section 83(b) election has not been made, any cash dividends received with respect to Restricted Shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable to such grantee as ordinary income.

    To the extent that a grantee recognizes ordinary income in the circumstances described above, the Company or subsidiary for which such grantee performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code, and (ii) any applicable withholding obligations are satisfied.

     Neither the Company nor any subsidiary makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible to receive the Restricted Shares.

Severability

     In the event that any provision of the Program as stated herein shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Program and the Program shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

Governing Law

     The Program shall be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law. Neither the Program nor the grant made pursuant thereto constitutes a qualified plan described in Section 401(a) of the Internal Revenue Code of 1986, as amended, and neither is subject to the Employee Retirement Income Security Act of 1974, as amended.


                     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus and all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents:

     (a) Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 0-9781);

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

     (c) The description of the Company's Common Stock contained in the registration statement pursuant to which the Company's shares of Common Stock were registered under Section 12 of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.


                                      LEGAL OPINION

     The legality of the Common Stock offered hereby is being passed upon for the Company by Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, Suite 1900, Houston, Texas 77002.


                                         EXPERTS

     The consolidated financial statements and schedules of Continental Airlines, Inc. at December 31, 1993 and for the period April 28, 1993 through December 31, 1993, and the consolidated statements of operations, redeemable and nonredeemable preferred stock and common stockholders' equity and cash flows and schedules of Continental Airlines Holdings, Inc. for the period January 1, 1993 to April 27, 1993, appearing in CAL's 1993 Form 10-K have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of Continental Airlines Holdings, Inc. and its subsidiaries as of December 31, 1992, and for each of the two years in the period ended December 31, 1992, incorporated by reference in this Registration Statement have been audited by Arthur
Andersen & Co., independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. Reference is made to said report, which includes an explanatory paragraph that describes several uncertainties.